Exhibit 99.1

Sierra Monitor Corporation Declares Quarterly Cash Dividend of $0.01 per Share

Twenty-sixth consecutive quarterly dividend issued by company

Milpitas, California – January 16, 2019 – Sierra Monitor Corporation (OTCQB: SRMC), a provider of Industrial Internet of Things (IIoT) solutions that target facility automation and facility safety requirements, today announced that its board of directors has declared a quarterly cash dividend of $0.01 per share of common stock. The cash dividend will be payable on February 15, 2019 to shareholders of record on February 1, 2019. This is the twenty-sixth consecutive quarterly dividend to be paid by the company and represents a quarterly payout of $102,424 in aggregate, based on 10,242,418 shares outstanding as of December 31, 2018.

About Sierra Monitor Corporation

Sierra Monitor Corporation addresses the industrial and commercial facilities management market with Industrial Internet of Things (IIoT) solutions that target facility automation and facility safety requirements.

The company’s FieldServer brand of protocol gateways and SMC Cloud target the facility automation segment and are used by OEMs and system integrators to enable local and remote monitoring and control. With more than 200,000 products, supporting over 140 protocols, installed in commercial and industrial facilities, FieldServer is the industry’s leading multi-protocol gateway.

Sierra Monitor’s Sentry IT fire and gas detection solutions address the facilities safety segment, and are used by safety managers to protect facility personnel and assets. Tens of thousands of Sentry IT branded controllers, sensor modules, and software are installed at facilities such as natural gas vehicle fueling and maintenance stations, wastewater treatment plants, oil and gas refineries and pipelines, parking garages, and underground telephone vaults.

Headquartered in the heart of Silicon Valley in Milpitas, California, Sierra Monitor was founded in 1978 and has been a public company since 1989. By combining its distinguished track record in industrial sensing and automation with IoT technologies such as wireless, cloud connectivity, and data services, Sierra Monitor is at the forefront of the IIoT market expansion.

For more information visit: http://www.sierramonitor.com/

Sierra Monitor Investor Relations Contact

Tamara Allen

CFO, Sierra Monitor Corporation

TAllen@sierramonitor.com

Source: Sierra Monitor Corporation